Exhibit 99.1
For Immediate Release:
RENT-A-CENTER ANNOUNCES COMPLETION OF
RENT-WAY, INC. ACQUISITION AND SENIOR DEBT REFINANCING

Plano, Texas, November 15, 2006 — Rent-A-Center, Inc. (Nasdaq/NGS:RCII) (the “Company”), the leading rent-to-own operator in the United States, announced today that it has completed the previously announced acquisition of Rent-Way, Inc. (“Rent-Way”), an operator of approximately 782 rent-to-own stores in 34 states. As a result of the completion of the acquisition, Rent-Way is now a wholly owned indirect subsidiary of the Company.
     The Company also announced today the completion of the previously announced refinancing of its senior secured debt. The new $1,322.5 million senior credit facility consists of $922.5 million in term loans and a $400 million revolving credit facility. Of the $922.5 million in term loans, $322.2 was used to refinance the Company’s existing term loans and $600.3 million was drawn down today and utilized to finance the acquisition of all of the outstanding capital stock of Rent-Way, repay the outstanding indebtedness of Rent-Way, and pay transaction expenses.
     Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,535 company-owned stores nationwide and in Canada and Puerto Rico, including the stores acquired in the Rent-Way acquisition. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers, and furniture and accessories to consumers under flexible rental purchase arrangements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 280 rent-to-own stores operating under the trade name of “ColorTyme.”
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
dcarpenter@racenter.com